Exhibit 99.2

Unaudited Pro Forma Condensed Combined Statements of Operations

	Twelve Months Ended September 30, 2016
	Historical FHC	Historical APP	Pro forma Adjustments		Pro forma Combined

Net revenues	$22,127,342	$18,533	$		$22,145,875
Cost of sales	8,777,858	25,410			8,803,268
Gross profit (loss)	13,349,484	(6,877)		—	13,342,607
Operating expenses:
Research and development	99,393	1,038,192			1,137,585
Selling, general, and administrative	10,231,579	1,456,173			11,687,752
Total operating expenses	10,330,972	2,494,365		—	12,825,337
Operating income (loss)	3,018,512	(2,501,242)		—	517,270
Non-operating expense:
Interest and other expense, net	(57,056)	(29,812)			(86,868)
Foreign currency transaction loss	(147,540)	—			(147,540)
Total non-operating expense	(204,596)	(29,812)		—	(234,408)
Income (loss) before income taxes	2,813,916	(2,531,054)		—	282,862
Income tax expense	2,469,191	—			2,469,191
Net income (loss)	344,725	(2,531,054)		—	(2,186,329)
Preferred stock dividend	—	176,922		(176,922)	—	(a)
Net income (loss) attributable to common stockholders	$344,725	$(2,707,976)		$176,922	$(2,186,329)
Net income (loss) per basic common share outstanding	$0.01	$(0.34)	$		$(0.04)
Basic weighted average common shares outstanding	28,666,477	7,970,000			52,797,542	(b)
Net income (loss) per diluted common share outstanding	$0.01	$(0.34)	$		$(0.04)
Diluted weighted average common shares outstanding	28,926,557	7,970,000			53,442,526	(b)

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of September 30, 2016
	Historical FHC	Historical APP	Pro Forma Adjustments		Pro forma Combined
ASSETS
Current Assets
Cash	$2,385,082	$55,043	$—		$2,440,125
Accounts receivable, net	10,775,200	—	—		10,775,200
Income tax receivable	2,387	—	—		2,387
Inventory, net	2,492,644	1,696	141,000	(d)	2,635,340
Prepaid expenses and other current assets	634,588	325	—		634,913
Deferred income taxes	2,025,000	—	—		2,025,000
TOTAL CURRENT ASSETS	18,314,901	57,064	141,000		18,512,965

LONG-TERM ASSETS
PLANT AND EQUIPMENT					—
Equipment, furniture and fixtures	4,625,472	1,290	—		4,626,762
Leasehold improvements	323,147	—	—		323,147
Less accumulated depreciation and amortization	(4,123,532)	—	—		(4,123,532)
Plant and equipment, net	825,087	1,290	—		826,377

Other trade receivables	7,837,500	—			7,837,500
Other assets	189,219	—	—		189,219
Goodwill	—	—	6,786,126	(d)	6,786,126
Intangible Assets	—	—	20,900,000	(d)	20,900,000
Deferred income taxes	11,457,000	—	(6,800,000)	(d)	4,657,000
TOTAL ASSETS	$38,623,707	$58,354	$21,027,126		$59,709,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	701,035	621,077	—		1,322,112
Accrued expenses and other current liabilities	2,380,571	582,520	250,000	(e)	3,213,091
Accrued compensation	264,871	—	17,500	(f)	282,371
TOTAL CURRENT LIABILITIES	3,346,477	1,203,597	267,500		4,817,574

LONG-TERM LIABILITIES
Other Liabilities	1,233,750	—			1,233,750
Deferred rent	—	—	—		—
Deferred income taxes	110,069	—	—		110,069
TOTAL LIABILITIES	4,690,296	1,203,597	267,500		6,161,393

Commitments and Contingencies

Preferred Class A Convertible Series 4 (FHC): $0.01 par value, liquidated value of $1 per share, 548,000 shares authorized, 546,756 shares issued and outstanding at September 30, 2016.	—	—	17,981,883	(c)	17,981,883
STOCKHOLDERS' EQUITY:
Preferred Convertible Series A (APP): $0.01 par value, liquidated value of $25 per share, 1,600,000 shares authorized, 166,000 shares issued and outstanding at September 30, 2016	—	2,660	(2,660)		—
Common Stock: (FHC) par value $0.01 per share; authorized 38,500,000 shares; issued 31,273,954 and 29,090,250 shares outstanding at September 30, 2016: (APP) $0.01 par value, 11,000,000 shares authorized; 7,970,000 shares issued and 8,010,000 outstanding at September 30, 2016	312,740	80,100	(60,100)	(c)	332,740
Additional paid-in-capital	69,660,010	2,575,304	(695,304)	(c)	71,540,010
Accumulated other comprehensive loss	(581,519)	—	—		(581,519)
Accumulated deficit	(27,651,215)	(3,803,287)	3,535,787	(c),(e),(f)	(27,918,715)
Treasury stock, at cost	(7,806,605)	(20)	20	(c)	(7,806,605)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	33,933,411	(1,145,243)	20,759,626		53,547,794
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$38,623,707	$58,354	$21,027,126		$59,709,187

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

On October 31, 2016, The Female Health Company (FHC) completed its acquisition of Aspen Park Pharmaceuticals, Inc. (APP), pursuant to the Amended and Restated Merger Agreement dated as of October 31, 2016 (Amended Merger Agreement), among FHC, Blue Hen Acquisition, Inc. and APP, pursuant to the merger (the Merger) of Blue Hen Acquisition, Inc. with and into APP. Consummation of the Merger did not require the current approval of FHC's shareholders.

Under the terms of the Amended Merger Agreement, the outstanding shares of APP common stock and preferred stock were converted into the right to receive in the aggregate 2,000,000 shares of FHC’s common stock (Common Stock) and 546,756 shares of FHC’s Class A Convertible Preferred Stock - Series 4 (Preferred Stock).

The terms of the Preferred Stock include the following:

•

Each share of Preferred Stock will automatically convert into 40 shares of Common Stock upon receipt by FHC of approval by the affirmative vote of FHC’s shareholders by the required vote under the Wisconsin Business Corporation Law and the NASDAQ listing rules, as applicable, of (i) an amendment to FHC’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock by a sufficient amount to permit such conversion and (ii) the conversion of Preferred Stock pursuant to applicable NASDAQ rules.

•

Upon a Liquidation Event, the holders of the Preferred Stock will be entitled to a liquidation preference equal to the greater of (a) $1.00 per share (or $546,756 in the aggregate for all of the shares of Preferred Stock), or (b) the amount holders would have received if the Preferred Stock had converted to FHC’s common stock.  A "Liquidation Event" includes any voluntary or involuntary liquidation, dissolution or winding up of FHC and certain transactions involving an acquisition of FHC (which are referred to as Fundamental Changes).

•

The Preferred Stock is redeemable on the first to occur of (i) the 20th anniversary of the date of original issuance or (ii) a Fundamental Change, at a price equal to $1.00 per share, unless converted into Common Stock prior to such redemption.

•

The Preferred Stock is senior to all existing and future classes of FHC’s capital stock upon a Liquidation Event, and no senior or additional pari passu preferred stock may be issued without the consent of the holders of a majority of the outstanding shares of Preferred Stock.

•	The Preferred Stock participates in dividends paid to holders of Common Stock on an as converted basis.
•	The Preferred Stock has one vote per share and will generally vote with Common Stock on a one share to one share basis

The Merger will be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations.  Under the acquisition method, the total estimated purchase price, or consideration transferred, will be measured at the closing date of the Merger.  The allocation of the consideration transferred to identified tangible or intangible assets included in these pro-forma financials was based on a provisional allocation.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates.  The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price).  Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability.  Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants.  As a result, FHC may be required to value assets of APP at fair value measures that do not reflect FHC’s intended use of those assets.  Use of different estimates and judgments could yield different results.  FHC has begun the valuation process and it is expected to be completed during fiscal 2017.  Once the valuation process is complete, the excess of the purchase price over the estimated amounts of identifiable assets and intangibles of APP as of October 31, 2016 will be allocated to goodwill in accordance with the accounting guidance.  The acquisition accounting is subject to finalization of FHC’s analysis of the fair value of the assets and liabilities of APP as of October 31, 2016.  The acquisition accounting in the unaudited pro forma combined financial statements is preliminary and will be adjusted upon completion of the valuation.

2.	Purchase Price

The unaudited pro forma condensed combined financial information reflects the purchase price as follows:

Common stock	$1,826,097
Series 4 Preferred Stock	17,981,883
Total purchase consideration	$19,807,980

The total estimated purchase price of approximately $19,807,980 is based on the issuance to the APP stockholders of a total of 2,000,000 shares of the Company’s common stock and 546,756 shares of Series 4 Preferred Stock.  The common stock issued was valued based on the share price of the Company’s common stock on October 31, 2016 less an 8 percent discount on the shares subject to the Lock-Up Agreements, due to the lack of liquidity since the shares are not freely tradeable for a set time period.  The Series 4 Preferred Stock were valued using an as-converted basis based on the share price of the Company’s common stock on October 31, 2016 less a 12 percent discount since the shares are not registered and inherently difficult to sell prior to the conversion to common stock.  A 5 percent discount was also applied in the valuation due to the probability that the Series 4 Preferred Stock will never be converted to common stock.  After giving effect to the conversion of the Series 4 Preferred Stock to common stock, which was wholly dependent upon shareholder approval, the former APP stockholders will own 23,870,240 shares of the Company’s common stock in total, constituting approximately 45% of the outstanding shares of the Company’s common stock as of October 31, 2016.

3.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	Represents the elimination of APP’s accrued preferred stock dividend.

(b)	September 30, 2016 pro forma EPS was computed using the historical FHC basic and diluted weighted average shares outstanding adjusted for the impact of the following:
•	Issued 2,000,000 shares of Common Stock and 546,756 shares of Preferred Stock to the APP stockholders at October 1, 2015.
•	Issued a warrant (the "Warrant") to FHC's financial advisor for a total of 2,585,379 shares at October 1, 2015 with an exercise price of $1.93 per share.
•	Issued restricted stock to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, which vest over one year at October 1, 2015.
•

Issued options to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, which vest over one year at October 1, 2015, assuming an exercise price of $0.95 per share (the closing price of the Common Stock on October 31, 2016).

•

Acceleration of vesting of shares awarded to certain members of the FHC Board of Directors with accelerated vesting rights upon a change of control.  Total shares with accelerated vesting were 283,739 shares.  These shares were all considered vested as of September 30, 2015.

•

Acceleration of vesting of shares awarded to certain employees during the nine months ending June 30, 2016 with accelerated vesting rights upon a change of control.  Total shares with accelerated vesting were 17,000 shares.  These shares were all considered vested as of September 30, 2016.

The resulting basic and fully diluted weighted average shares outstanding at September 30, 2016 were used to compute the September 30, 2016 pro forma EPS based on the September 30, 2016 pro forma net income attributable to common stockholders.

(c)	Reflects the issuance of 2,000,000 shares of Common Stock to APP stockholders and 546,756 shares of Preferred Stock to the APP stockholders.

(d)

Represents the preliminary allocation of the fair value of the consideration transferred to the APP stockholders.  The allocation will be adjusted once the valuation is completed for the allocation amongst identifiable tangible and intangible assets with any unallocated assigned to goodwill.

(e)	Represents the accrual for the payment to Torreya of its cash fee of $250,000 related to the delivery of its fairness opinion.

(f)	Represents the accrual for the cash portion of the accelerated shares awarded to certain members of the FHC Board of Directors of $14,800 and to employees of $2,700 4

4.	Additional Transaction-Related Expenses.

The following transactions will be recorded upon the closing of the Merger:

1.

The payment to FHC's financial advisor of its cash fee of $250,000 related to the delivery of its fairness opinion.  The value of the Warrant of $542,930 will be expensed immediately.  The Warrant vests immediately upon issuance; however, it is exercisable for 5 years.

2.

The restricted stock, which vests over one year, to be issued to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, will have total amortization expense of $180,500 based on the share price of $0.95 per share using the closing price of the Common Stock on October 31, 2016.

3.

Stock options, which vest over one year, to be issued to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, will have total amortization expense of approximately $77,976 based on the exercise price of $0.95 per shares using the closing price of the Common Stock on October 31, 2016.

4.

The shares awarded to certain members of the FHC Board of Directors with accelerated vesting, which totaled 283,739 shares, will have additional amortization expense for the accelerated vesting of $186,000.  At September 30, 2016 assuming 83,000 shares of Common Stock elected to be paid in cash, the additional accrual/expense required would be $14,800.

5.

The restricted stock units, which vests over two years, to be issued to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, have a grant date value of $180,500 based on the share price of $0.95 per share using the closing price of the Common Stock on October 31, 2016. The value will be amortized over two years and will be marked to market at each reporting period until FHC is able to (i) increase the number of authorized shares under the 2008 Inventive Plan sufficient to issue such shares or (ii) adopt a new plan under which such shares would be issued.

6.

The stock appreciation rights, which vests over two years, to be issued to David Bethune and an FHC consultant of 140,000 and 50,000 shares, respectively, have a grant date value approximately $77,976 based on the exercise price of $0.95 per share using the closing price of the Common Stock on October 31, 2016. The value will be amortized over two years and will be marked to market at each reporting period until FHC is able to (i) increase the number of authorized shares under the 2008 Inventive Plan sufficient to issue such shares or (ii) adopt a new plan under which such shares would be issued.